EX-28.h.1.m

DFA INVESTMENT DIMENSIONS GROUP INC.

TRANSFER AGENCY AGREEMENT

ADDENDUM NUMBER THIRTEEN

THIS ADDENDUM is made as of the 13th day of July, 2005, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation” (the “Transfer Agent” or “PFPC”).

WITNESSETH:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its securities are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC to serve as the Fund’s transfer agent, registrar and dividend disbursing agent, pursuant to a Transfer Agency Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, is in full force and effect; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	The second sentence of Paragraph 6 of the Agreement shall be amended and restated in its entirety as follows: “The Transfer Agent shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue of the authorized Shares of a particular class or series of Shares of the Fund.”

2.	The third sentence of Paragraph 6 of the Agreement shall be deleted in its entirety. Such deleted third, sentence shall be deemed not to have been applicable to any over-issue of the authorized Shares of a particular class or series of Shares of the Fund that occurred prior to the date of this Addendum.

3.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Thirteen to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Valerie Brown
Name:	Valerie A. Brown
Title:	Vice President

PFPC INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Senior Vice President